Exhibit 3.7


                              ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF
                        PETCARE TELEVISION NETWORK, INC.


      PetCARE Television Network, Inc., a Florida corporation, acting in compliance with the provisions of Florida Statutes Section 607.1104, hereby certify as follows:

      1. The Board of Directors previously approved a series of preferred stock designated as Series A Convertible Preferred Stock with 1,500,000 shares authorized.

      2. The Company issued 101,250 shares of Series A, which shares were subsequently converted and canceled, and no further shares will be issued.

      3. The Board of Directors desire to amend the Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock, No Par Value, of PetCARE Television Network, Inc. to reduce the number of authorized shares to 101,250, and the balance of 1,398,750 shares of Series A will be returned to the status of authorized but unissued and undesignated shares of preferred stock.

      4. This action was approved by the Board of Directors on March 24, 2004.


Effective:    March 24, 2004


                                  PetCARE Television Network, Inc.

                                  By:  s/Philip Cohen
                                       --------------------------
                                          Philip Cohen, President


                                  By:  s/Teresa Bray
                                       --------------------------
                                          Teresa Bray, Secretary